Exhibit 10.09

ORACLE CORPORATION

AMENDED AND RESTATED EXECUTIVE BONUS PLAN
(Amended and Restated Effective February 12, 2019)

1.	ESTABLISHMENT AND PURPOSE

1.1Purpose.  The purpose of the Amended and Restated Oracle Corporation Executive Bonus Plan (the “Plan”) is to motivate certain executives to achieve financial and other performance objectives and to reward them when such objectives are met.  To this end, the Plan provides a means of rewarding Participants based on the performance of the Company and/or its lines of business or business units and, where applicable, on a Participant’s personal performance.

1.2Effective Date.  The Plan is amended and restated effective as of February 12, 2019; provided, however that the amendments made by this amendment and restatement shall not apply with respect to any awards, if any, established before or after the effective date hereof that are exempt from the amendments to Section 162(m) of the Code enacted under the Tax Cuts and Jobs Act pursuant to the written binding contract exception thereunder or are intended to qualify as “performance-based compensation” for purposes of applicable state law.

2.	DEFINITIONS

2.1.“Actual Award” shall mean an incentive award earned by a Participant under the Plan for any Performance Period.

2.2.“Affiliate” shall mean any corporation or other entity (including, but not limited to, partnerships and joint ventures) controlled by the Company.

2.3.“Board” shall mean the Company’s Board of Directors.

2.4.“Code” shall mean the Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code or regulation thereunder shall include such section or regulation, any valid regulation promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

2.5.“Committee” shall mean the Compensation Committee of the Board.

2.6.“Company” shall mean Oracle Corporation, a Delaware corporation, and any successor corporation.

2.7.“Determination Date” shall mean the date that is the earlier of (a) 90 days after the commencement of the applicable Performance Period or (b) the lapsing of 25% of the applicable Performance Period, in each case except as otherwise determined by the Committee.

2.8.“Effective Date” shall have the meaning given to it in Section 1.2.

2.9.“GAAP” shall mean generally accepted accounting principles in the United States.

2.10.“Maximum Award” shall mean as to any Participant for any one year Performance Period, an amount not to exceed $15,000,000; such Maximum Award shall be adjusted upwards or downwards on a pro rata basis to reflect a Performance Period longer or shorter than one year.

2.11.“Participant” for any Performance Period, shall mean an officer or other key employee of the Corporation or its subsidiaries who is designated by the Committee to participate in the Plan.

2.12.“Payout Formula” as to any Performance Period, shall mean the formula,  payout matrix or other objective or subjective methodology established by the Committee pursuant to Section 3.4 in order to determine the Actual Awards (if any) to be paid to Participants. The Payout Formula may differ from Participant to Participant.

2.13.“Performance Goals” shall mean the goal(s) (or combined goal(s)) determined by the Committee (in its discretion) to be applicable to a Participant for a Target Award for a Performance Period.  As determined by the Committee, the Performance Goals for any Target Award applicable to a Participant may provide for a targeted level or levels of achievement using one or more performance measures, including, without limitation, any of the following: (a) billings, (b) bookings, (c) cash flow, operating cash flow, or cash flow or operating cash flow per share (before or after dividends), (d) contract value, (e) customer growth, (f) customer satisfaction, (g) data center openings or closings, (h) earnings per share, (i) EBITDA (earnings before interest, taxes, depreciation and amortization), (j) hiring goals, (k) market share, (l) net income, (m) net or gross sales, (n) operating expenses, (o) operating income, (p) operating or gross margin, (q) profit margins, (r) profits, (s) reduction in costs/budget attainment, (t) return on assets, (u) return on equity, (v) return on sales, (w) revenue, including recurring revenue (x) total return to stockholders, (y) stock price, and (z) working capital.  Any criteria used may be measured, as applicable, (i) in absolute terms, (ii) in relative terms, including, but not limited, passage of time (such as year over year growth) and/or against another company, a comparison group of companies or index designated by the Committee, (iii) on a per-share basis, (iv) against the performance of the Company as a whole or one or more identifiable business units, products, ecosystems, lines of business or segments of the Company, (v) on a pre-tax or after-tax basis, and/or (vi) on a GAAP or non-GAAP basis.  The Committee may provide that any element(s) (for example, but not by way of limitation, the effect of acquisitions) shall be included in or excluded from the calculation of any Performance Goal with respect to any Participants, regardless of whether it results in any Performance Goal being measured on a basis other than GAAP, and may provide for the adjustment of any applicable performance measure or performance results to reflect any unforeseeable, nonrecurring or infrequently occurring events, as the Committee determines to be appropriate in its sole discretion.

2.14.“Performance Period” shall generally mean the fiscal year of the Company but it may also mean any such other period of time designated by the Committee in its sole discretion with respect to which an Actual Award may be earned.

2.15.“Plan” shall mean this Oracle Corporation Executive Bonus Plan, as set forth in this document and as hereafter amended from time to time.

2.16.“Target Award” shall mean the target award payable under the Plan to a Participant for the Performance Period expressed as a specific dollar amount, as determined by the Committee in accordance with Section 3.3.

3.	SELECTION OF PARTICIPANTS AND DETERMINATION OF AWARDS

3.1.Selection of Participants.  The Committee, in its sole discretion, shall select the officers or key employees who shall be Participants for any Performance Period. Participation in the Plan is in the sole discretion of the Committee, and on a Performance Period by Performance Period basis. Accordingly, an officer or key employee who is a Participant for a given Performance Period in no way is guaranteed or assured of being selected for participation in any subsequent Performance Period.

3.2.Determination of Performance Goals.  The Committee, in its sole discretion, shall establish the Performance Goals for eligible Participants for the Performance Period. Such Performance Goals shall be set forth in writing.

3.3.Determination of Target Awards. Each Participant’s Target Award shall be determined by the Committee in its sole discretion and each Target Award shall be set forth in writing.

3.4.Determination of Payout Formula or Formulae. The Committee, in its sole discretion, shall establish a Payout Formula or Formulae for purposes of determining the Actual Award (if any) payable to each Participant. Each Payout Formula (a) shall be in writing, (b) shall be based on a comparison of actual performance to the Performance Goals, (c) shall provide for the payment of a Participant’s Target Award if the Performance Goals for the Performance Period are achieved, and (d) may provide for an Actual Award greater than or less than the Participant’s Target Award, depending upon the extent to which actual performance exceeds or falls below the Performance Goals. Notwithstanding the preceding, in no event shall a Participant’s Actual Award for any Performance Period exceed his or her Maximum Award.

3.5.Date for Determinations. Where practical and with the exception of newly hired or recently promoted Participants, the Committee shall make all determinations under Sections 3.1 through 3.4 on or before the Determination Date.

3.6.Determination of Actual Awards. After the end of each Performance Period, the Committee shall determine the extent to which the Performance Goals applicable to each Participant for the Performance Period were achieved or exceeded. The Actual Award for each Participant shall be determined by applying the Payout Formula to the level of actual performance that has been certified by the Committee. Notwithstanding any contrary provision of the Plan, the Committee, in its sole discretion, may eliminate or reduce the Actual Award payable to any Participant below that which otherwise would be payable under the Payout Formula, including discretion that is exercised through the establishment of additional objective or subjective goals or pursuant to an adjustment in accordance with Section 2.13 for unforeseeable, nonrecurring or infrequently occurring events.

3.7.Termination Prior to the Date the Actual Award is Paid.  Except as otherwise determined by the Committee, in order to be eligible for an Actual Award, a Participant must be actively employed by the Company or a subsidiary through the date of payment of an Actual Award.  Except as otherwise determined by the Committee, if a Participant’s employment terminates for any reason prior to such date, the Participant will not be eligible for an Actual Award and no such award will be paid to the Participant.  For purposes of the Plan, transfer of employment of a Participant between the Company and any one of its subsidiaries or Affiliates (or between subsidiaries or Affiliates) shall not be deemed a termination of employment.

3.8.Leave of Absence.  If a Participant is on a leave of absence at any time during a Performance Period, the Committee may reduce his or her Actual Award proportionately based on the duration of the leave of absence (and subject to further reduction or elimination under Sections 3.6 and 3.7).

4.	PAYMENT OF AWARDS

4.1.Rights to Receive Payments.  Each Actual Award that may become payable under the Plan shall be paid solely from the general assets of the Company or subsidiary that employs the Participant (as the case may be), as determined by the Committee. Nothing in this Plan shall be construed to create a trust or to establish or evidence any Participant’s claim of any right to payment of an Actual Award other than as an unsecured general creditor with respect to any payment to which he or she may be entitled.

4.2.Timing and Form of Payment.  Payment of each Actual Award shall be made as soon as administratively practicable but in any event no later than the 15th day of the third month following the end of the Performance Period during which the Actual Award was earned (in the case of any Performance Period based on a fiscal year, by August 15th thereafter). Each Actual Award shall be paid in cash (or its equivalent) in a single lump sum unless such amounts are otherwise deferred in accordance with Section 7.2.

5.	ADMINISTRATION

5.1.Administrator.  The Plan shall be administered by the Committee.

5.2.Committee Authority.  The Committee shall have all discretion and authority necessary or appropriate to administer the Plan and to interpret the provisions of the Plan.  All determinations and decisions made by the Committee, the Board, and any delegate of the Committee pursuant to the provisions of the Plan shall be final, conclusive, and binding on all persons, and shall be given the maximum deference permitted by law.

5.3.Delegation by the Committee. The Committee, in its sole discretion and on such terms and conditions as it may provide, may delegate all or part of its authority and powers under the Plan to one or more directors and/or officers of the Company; provided, however, that the Committee may not delegate its authority and/or powers with respect to awards covering the Company’s executive officers.

6.	AMENDMENT, TERMINATION AND DURATION

6.1.Amendment, Suspension or Termination.  The Board or the Committee, each in its sole discretion, may amend or terminate the Plan, or any part thereof, at any time and for any reason.  The amendment, suspension or termination of the Plan shall not, without the consent of the Participant, alter or impair any rights or obligations under any Target Award theretofore granted to such Participant.  No Actual Award may be granted during any period of suspension or after termination of the Plan.

6.2.Duration of the Plan.  The Plan shall commence on the date specified herein, and subject to Section 6.1 (regarding the Board or the Committee’s right to amend or terminate the Plan), shall remain in effect thereafter.

7.	MISCELLANEOUS PROVISIONS

7.1.Tax Withholding.  The Company or a subsidiary shall withhold all applicable taxes from any Actual Award, including any federal, state and local taxes (including, but not limited to, the Participant’s FICA and SDI obligations); notwithstanding the foregoing, if a Participant defers receipt of payment in accordance with Section 7.2, the Company or a subsidiary shall withhold from the Actual Award only applicable taxes as then required by law.

7.2.Deferrals.  The Committee, in its sole discretion, may permit a Participant to defer receipt of the payment of cash that would otherwise be delivered to a Participant under the Plan under the Company’s Deferred Compensation Plan (or any similar successor plan).  Any such deferral elections shall be made in compliance with Section 409A of the Code.

7.3.No Employment Right.  Nothing in the Plan shall interfere with or limit in any way the right of the Company, a subsidiary of the Company or an Affiliate, as applicable, to terminate any Participant’s employment or service at any time, with or without cause.  The Company expressly reserves the right, which may be exercised at any time and without regard to when (whether during or after a Performance Period) such exercise occurs, to terminate any individual’s employment with or without cause, and to treat him or her without regard to the effect which such treatment might have upon him or her as a Participant.

7.4.Participation.  No executive shall have the right to be selected to receive an award under this Plan, or, having been so selected, to be selected to receive a future award.

7.5.Indemnification.  Each person who is or shall have been a member of the Committee, or of the Board, shall be indemnified and held harmless by the Company against and from (a) any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan or any award, and (b) from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such claim, action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf.  The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Certificate of Incorporation or Bylaws, by contract, as a matter of law, or otherwise, or under any power that the Company may have to indemnify them or hold them harmless.

7.6.Successors.  All obligations of the Company under the Plan, with respect to awards granted hereunder, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business or assets of the Company.

7.7.Nontransferability of Awards.  No award granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated.  All rights with respect to an award granted to a Participant shall be available during his or her lifetime only to the Participant.

7.8.Section 409A.  To the extent that any Actual Bonus under the Plan is subject to Section 409A of the Code, the terms and administration of such Actual Award shall comply with the provisions of such section and good faith reasonable interpretations thereof, and, to the extent necessary to achieve compliance, shall be modified, replaced or terminated at the discretion of the Committee.

7.9.Severability.  In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

7.10.Captions.  Captions are provided herein for convenience only, and shall not serve as a basis for interpretation or construction of the Plan.